EXHIBIT 99.1


FOR IMMEDIATE RELEASE

ALLCITY INSURANCE COMPANY ANNOUNCES CASH DIVIDEND


BROOKLYN, NEW YORK, JULY 25, 2002-- ALLCITY INSURANCE COMPANY (ALCI-OTCBB) (the "Company") announced today that its Board of Directors has approved a $0.335 per share cash dividend payable on August 14, 2002 to shareholders of record at the close of business on August 5, 2002 (the "Dividend"). The aggregate amount of the Dividend will be $2,371,340.

The Dividend will have the effect of increasing the stand-alone surplus of the Company's parent, Empire Insurance Company. At March 31, 2002, Empire's stand-alone surplus exceeded the minimum statutory surplus requirement of $3,300,000 by approximately $3,000,000. The Dividend will increase Empire's stand-alone surplus by approximately $2,000,000. In the event that Empire's stand-alone surplus declines below the minimum in the future, there can be no assurance that material adverse regulatory action will not be taken against Empire or the Company.

As previously announced, the Company and Empire (collectively, the "Group") have commenced a voluntarily liquidation of all of the operations of the Group. Given the Group's voluntary liquidation, its current financial condition, the expected costs to be incurred during the claims runoff period, and the inherent uncertainty over ultimate claim settlement values, no assurance can be given that the Company's shareholders will be able to receive any value at the conclusion of the voluntary liquidation of its operations.











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